Exhibit 10.1

STOCK PURCHASE AGREEMENT

dated as of

August 28, 2007

between

GRANTECH AVIATION INC

and

HARVARD HOLDINGS INTERNATIONAL, INC.

relating to the purchase and sale

of

39% of the Common Stock

of

GRANTECH AVIATION INC

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of August 28, 2007, by and between HARVARD HOLDINGS INTERNATIONAL, INC. a Delaware corporation (“Buyer”) and . a Florida corporation (“Seller”).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, Seller, is the beneficial owner of the Shares (as defined herein) and desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions hereinafter set forth.

The parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01  .  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Affiliated Group” means, with respect to federal income Taxes, any affiliated group of corporations (as defined in Section 1504(a) of the Code) of which the Company are members and, with respect to any state, local or foreign income, franchise or similar income-based Tax, the consolidated, combined or unitary group of which the Company is a member.

“Balance Sheet” means the audited balance sheet of the Company as of the Balance Sheet Date.

“Balance Sheet Date” means December 31st, 2006.

“Business” means the business and operations of the Company as such are conducted by the Company as of the date hereof.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are required by law to close.

 “Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company” means GRANTECH AVIATION INC., a Florida corporation.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by, or licensed to, the Company.

“Current Assets” means the sum of the Company’s:

(x) Accounts Receivable, net of the Allowance for Doubtful Accounts,

(y) Spare Parts and Supplies; and

(z) Prepaid Expenses.

For the avoidance of doubt, the parties agree that “Current Assets” shall not include any amounts included in Closing Cash.

“Current Liabilities” means the sum of the Company’s:

(w) Payables,

(x) Accrued Salaries and Vacation Pay,

(y) Accrued Liabilities, and

(z) Accrued Taxes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any other entity which would be treated as a single employer with the Company under Section 414 of the Code.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

 “GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

 “Intellectual Property Right” means any trademark, service mark, trade name, invention, patent, trade secret, copyright, know how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“Laws” means any law, regulation, rule, order, judgment or decree of a Governmental Authority.

 “Lien” means, with respect to any property or asset, any and all liens, encumbrances, charges, security interests, options, mortgages, easements or pledges in respect of such property or asset.

 “Permitted Liens” mean: (i) specific Liens reflected or reserved against in the Balance Sheet or disclosed in the notes thereto; (ii) Taxes and general and special assessments not in default and payable without penalty or interest or being contested in good faith; (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith; or (iv) Liens arising or incurred in the ordinary course of business since the Balance Sheet Date, which individually or in the aggregate do not have a Company Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

 “Real Property” means all real property that is owned or leased by the Company.

 “SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

 “Shares” means 1,950 shares of Common Stock of Quantum Cargo & Aviation Services Inc.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever

 “Tax Audit” shall mean any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim regarding Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental authority (domestic or foreign) responsible for the imposition of any Tax.

 “Transportation Code” means 49 U.S.C. subtitle VII, as amended, and any successor statute thereto and the Federal Aviation Regulations issued or promulgated pursuant thereto.

Section 1.02  .  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one Person are joint and several.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
Purchase and Sale

Section 2.01  .  Purchase and Sale.  (a) Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, 39% of the total equity shares of the Company.  The purchase price (the “Purchase Price”) is $100,000 (one hundred thousand dollars), consisting of $100,000 in the common stock of the Purchaser (200,000 shares at a price of $0.50 per share) and a credit facility up to $100,000 (one hundred thousand dollars)

Section 2.02  .  Closing.  Upon mutual execution of this document via electronic counterparts with executed follow the parties agree as follows

(a)  Buyer shall deliver  to Seller 200,000 shares of the Buyers common stock or a corresponding amount equal to $100,000 (one hundred thousand dollars) calculated on the closing price of the first days trading of the Buyers common stock on the OTCBB Market.

(b)     Buyer further agrees to satisfy the conditions and items  outlined in the addendum letter dated August 3rd 2007 attached hereto as exhibit 1 and incorporated herein by reference.

(c)  Seller shall deliver to the mutually agreed upon escrow agent the certificates of the the Shares of seller endorsed in blank, with any required transfer stamps affixed thereto.  Said shares shall be held in escrow attached hereto as exhibit 2 until such time as purchase price has been paid and all conditions of section 2.01 of this agreement, and exhibit 1 attached hereto have been satisfied.  At such time Sellers shares shall be released from escrow and delivered to Buyer forthwith.

ARTICLE 3
Representations and Warranties of the Sellers

Seller makes the following representations and warranties to Buyer with respect to the Company as of the date hereof (except to the extent expressly relating to a specific date, in which event such representation or warranty shall be made as of such date), which shall be unaffected by any investigation heretofore or hereafter made by or on behalf of Buyer:

Section 3.01  .  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.

Section 3.02  .  Corporate Authorization and Binding Effect.  The execution, delivery and performance by Seller of this Agreement, and the consummation by each of the Sellers and the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and shareholder action by each of the Sellers and the Company.  Seller and the Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement and each Related Agreement to which it is a party has been duly executed and delivered by Seller and the Company and, assuming due and valid authorization, execution and delivery thereof by Buyer, this Agreement is a valid and binding obligation of Seller and the Company party thereto, enforceable in accordance with its terms and conditions.

Section 3.03  .  Governmental Authorization.  The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

Section 3.04  .  Noncontravention.  The execution, delivery and performance by the Seller of this Agreement and the consummation by Seller and the Company of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the certificates or articles of incorporation or bylaws of the Seller or the Company; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Seller or the Company or any of their respective properties or assets; (iii) result in a violation or a breach of, or constitute a default or require any consent under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any note, bond, mortgage, indenture, lease, agreement, contract, obligation or other instrument to which the Company is bound, or any license, franchise, permit or other similar authorization held by the Company; or (iv) result in the creation or imposition of any Lien on any asset of the Company, except for any Permitted Liens.

Section 3.05  .  Capitalization.  The authorized capital stock of the Company consists of  500 (five hundred) shares of Common Stock.  There are outstanding 500 (five hundred) shares of Common Stock.  All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free from preemptive rights.  Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company; (ii)) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of or other ownership interests in the Company; or (iii) options or other rights to acquire from the Company, or any obligation of the Company to issue, transfer or sell, any capital stock or voting securities of or other ownership interests in the Company or securities convertible into or exchangeable for capital stock or voting securities of or other ownership interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.  The Company does not have any Subsidiaries.

Section 3.06  .  Ownership of Shares.  Seller is the record and beneficial owner of the Shares, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to the Shares, free and clear of any Lien.

Section 3.07  .  Permits; Compliance.  (a) The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Authority necessary for the Company to operate its repair and manufacturing business as currently conducted, to own, lease and operate its properties and to carry on the Business (the “Company Permits”) and the use and operation by the Company of its properties and the conduct of the Business comply with the requirements and conditions of all Company Permits.

(b)  All of the Company Permits are valid and in full force and effect. To the Knowledge of Seller, no suspension, cancellation or limitation of any of the Company Permits is threatened.

(c)  A certificate of calibration or compliance for each tooling of the Company has been duly issued pursuant to relevant federal aviation laws and is in full force and effect.  Each tool owned by the Company is duly registered in the name of the Company in accordance with federal aviation laws.  Each tool or machinery used by the Company but owned by a third party is duly registered in the name of such third party in accordance with all applicable federal aviation laws and the Company is authorized to use such tool under all applicable federal aviation laws.

Section 3.08  .  Financial Statements.  (a) The unaudited consolidated balance sheets of the Company as of December 31, 2006, and the related unaudited consolidated statements of income, cash flows and stockholders equity for the year ending December 31, 2005  (collectively, the “Financial Statements”), the financial position of the Company as of the dates thereof and their consolidated results of operations, cash flows and stockholders equity for the periods then ended.

Section 3.09  .  Books and Records.  The books of account, minute books and stock record books of the Company are complete and correct in all material respects and have been maintained in accordance with reasonable and customary business practices.  The minute books of the Company contain records that are complete and correct in all material respects of all meetings of, and corporate action taken by (including all actions by unanimous written consent), the shareholders and directors of the Company since August 13, 2002,  True and complete copies of all minute books and all stock record books of the Company have heretofore been made available to Buyer.

Section 3.10  .  Absence of Certain Changes.  The Company has conducted its business in the ordinary course consistent with past practices and there has not been:

(a)  any event, occurrence or development which has had a Company Material Adverse Effect;

(b)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

(c)  any amendment of any material term of any outstanding security of the Company;

(d)  any incurrence, assumption, amendment or guarantee by the Company of any indebtedness for borrowed money, or any foreign currency, hedging, financial derivatives or similar transactions, other than in the ordinary course of business and consistent with past practices;

(e)  any creation or assumption by the Company of any Lien, other than Permitted Liens, on any asset of the Company;

(f)  (i) any making of any loan, advance or capital contribution to or investment in any Person by the Company other than loans, advances, capital contributions or investments made in the ordinary course of business consistent with past practices or (ii) any amendment of the terms of any loan to executive officers or directors;

(g)  any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or the Business (including the acquisition or disposition of any assets), in either case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(h)  any material change in any method of accounting or accounting practice by the Company.

(i)  any payment, discharge or satisfaction of any material claim, liability or obligation, except in the ordinary course of business or pursuant to the terms of any Material Contract;

(j)  any material modification to a Material Contract;

(k)  except as required under applicable law or pursuant to existing agreements, any (i) grant of any severance or termination pay to any director, officer or employee of the Company, (ii) increase in compensation, bonus or other benefits payable under any severance or retirement or termination pay policies of the Company, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or (iv) adoption of any new Employee Plan or modification of any Employee Plan, in the case of each of clauses (i) through (iv), other than in the ordinary course of business consistent with past practices; or

(l)  any disposal or lapse of any rights to the use of any Intellectual Property Right, which would have a Company Material Adverse Effect.

Section 3.11  .  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company of any kind, other than:

(a)  liabilities or obligations disclosed or provided for in the Balance Sheet or the notes thereto;

(b)  liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date;

(c)  liabilities or obligations under this Agreement; and

(d)  other liabilities or obligations which in the aggregate would not have a Company Material Adverse Effect.

Section 3.12  .   Litigation.  As of the date of this Agreement, the Seller has disclosed all pending and current litigation, legal action, or arbitration, attached hereto as exhibit 2.

Section 3.13  .  Taxes.  (a) The Company will also separately file all material Tax Returns that it is required to file for each taxable period.  All such Tax Returns will be filed, correct and complete in all material respects and will be prepared in substantial compliance with all applicable laws and regulations.  The Company will pay all material Taxes shown or required to be shown on such separate Tax Returns.

(b)  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(c)  The Company has withheld and paid all employment, sales, use and other Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor or other third party.

(d)  There is no pending or any threatened dispute or claim concerning any material Tax liability of the Company for any taxable period during which the Company was a member of the Seller’s Affiliated Group.

Section 3.14  .  Employee Plans.  The company has provided the Buyer with all information regarding employee compensation plans.

(a)  The Company does not presently sponsor, maintain or contribute to, and has not in the past sponsored, maintained or contributed to, or agreed to sponsor, maintain or contribute to, any Pension Plan.

(b)   Labor Matters.   at the date of this Agreement:

(i)  there are no controversies pending or threatened between the Company and any of its employees;

(ii)  the Company has not breached in any material respect or otherwise failed to comply in any material respect with any provision of any Collective Bargaining Agreement applicable to persons employed by the Company, nor has any such breach or failure been alleged, and there are no material grievances outstanding against the Company thereunder;

(iii)  there is no petition pending before the National Mediation Board seeking certification or any change in certification of a labor representative with respect to any craft or class of employees of the Company;

(iv)  there is no strike, slowdown, work stoppage, labor action or lockout or threat thereof, by or with respect to any employees of the Company; and

(v)  there is no complaint for violation of the Railway Labor Act, 45 U.S.C. § 8, as amended, against the Company pending before any Governmental Authority.

Section 3.15  .  Certain Business Practices.  Neither the Company nor any of its directors, officers employees or any other person authorized to act on behalf of the Company has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any foreign or domestic government official or employee from corporate funds.

Section 3.16  .  Environmental Matters.  (a) Except as to matters that would not have a Company Material Adverse Effect:

(i)  no complaint has been filed, no penalty has been assessed, and no third-party investigation, claim, suit, proceeding or review is pending or is threatened by any Governmental Authority or other Person against the Company and, in each case, alleging or relating to any violation by the Company of any Environmental Law;

(ii)  the Company is in compliance with all Environmental Laws and has obtained and is in compliance with all permits, licenses, franchises, certificates, approvals and other similar authorizations of any Governmental Authority (collectively, “Environmental Permits”) required by Environmental Laws to conduct the Business;

 .  Compliance With Laws and Court Orders. The Company is in compliance with all, and is not under investigation with respect to applicable Laws.

Section 3.17  .  Employee Matters.  The Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms, and conditions of employment, and wages and hours and is not engaged in any unfair labor practice.

Section 3.18  .  Title to Assets; Liens.  The Company has good title to all the properties and assets reflected in the Balance Sheet and all assets purchased by the Company since the Balance Sheet Date free and clear of all Liens (other than Permitted Liens).  At the time of the Closing, the assets of the Company, taken together with the rights and benefits to Buyer arising under the Related Agreements, shall be adequate in all material respects to allow Buyer at such time to conduct the Business substantially as it is currently being conducted.

Section 3.19  .  Real Property.  (a) True and correct copies of all leases affecting the Real Property have been made available to Buyer.  There are no proceedings, claims, disputes, or conditions affecting any Real Property that would reasonably be expected to materially interfere with the Company’s use of such property, whether before or after the Closing Date, for the conduct of the Business as currently being conducted.  Neither the whole nor any portion of the Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, or otherwise taken by any public authority, nor to the Knowledge of Seller has any such condemnation, expropriation, or taking been proposed.  All Real Property is leased free and clear of all Liens on such leasehold interests other than Permitted Liens.

(b)  To Seller’s Knowledge, there is no structural defect in any of the Real Property or the improvements thereon.

Section 3.20  .  Material Contracts.  (a)  The Company is not a party to or bound by:

(i)  any airport lease or lease of real property providing for annual rentals of $30,000 or more;

(ii)  any agreement for the purchase of materials, supplies, goods, services, equipment or other assets (other than pursuant to purchase orders made in the ordinary course of business consistent with past practice) providing for annual payments by the Company of $50,000 or more;

(iii)  any capacity purchase, alliance or similar agreement with another airline or repair/manufacturing facility relating to the operation of the Company’s tooling for the benefit of such other airline or repair facility that will not be terminated on or prior to Closing;

(iv)  any material partnership, joint venture or other similar agreement or arrangement;

(v)  any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $100,000;

(vi)  any agreement that limits in any material respect the freedom of the Company to compete in any line of business, with any Person or in any area for any length of time;

(vii)  any contract or commitment requiring, after the date hereof, the mortgage, pledge, sale, or disposal of assets with a value in excess of $100,000 or release, grant, or transfer of Company rights with a value in excess of $100,000; or

(b)  Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section (collectively, “Material Contracts”) is a valid and binding agreement of the Company and is in full force and effect, and none of the Company or, to the Knowledge of Seller, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

Section 3.21  .  Insurance.  Seller has disclosed to Buyer all insurance policies providing coverage in favor of the Company or any of its properties, including “all risk” insurance policies (collectively, the “Insurance Policies”).  There are no material claims by the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  As of the date hereof, all Insurance Policies are in full force and effect, all premiums due thereon have been paid and the Company is in compliance in all material respects with the terms and provisions of the Insurance Policies.

Section 3.22  .  Intellectual Property.  (a) No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person.

(b)  Except as expressly disclosed to Buyer, the Company has the sole and exclusive right to use the Company Intellectual Property Rights, and no consent of any third party is required for the use thereof by the Company following Closing.  To the Knowledge of Seller, no claims have been asserted by any person challenging the use of any Company Intellectual Property Rights, or challenging or questioning the validity or effectiveness of any such license or agreement. No additional Intellectual Property Rights other than the Company Intellectual Property Rights are necessary or material to the conduct of the Business.

ARTICLE 4
Representations and Warranties of Buyer

Buyer hereby makes the following representations and warranties to the Sellers as of the date hereof (except to the extent expressly relating to a specific date, in which event such representation or warranty shall be made as of such date), which shall be unaffected by any investigation heretofore or hereafter made.

Section 4.01  .  Corporate Existence and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.

Section 4.02  .  Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and each Related Agreement to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and shareholder action by Buyer.  Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and, assuming due and valid authorization, execution and delivery thereof by each Seller party thereto, this Agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms and conditions.

Section 4.03  .  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and each Related Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority

Section 4.04  .   Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer, (iii) result in a violation or a breach of, or constitute a default or require any consent under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any note, bond, mortgage, indenture, lease, agreement, contract, obligation or other instrument to which Buyer is bound, or any license, permit or other similar authorization held by Buyerj.

Section 4.05  .  Litigation.  As of the date of this Agreement, there is no judicial or administrative action, suit or proceeding pending, or to the knowledge of Buyer, threatened against Buyer before any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

ARTICLE 5
Covenants of the Sellers

Each of the Sellers agrees that:

Section 5.01  .  Conduct of the Company.  Except as expressly contemplated by this Agreement or as otherwise consented to by Buyer in writing, during the period from the date hereof and continuing, each of the Sellers shall cause the Company to:

(a)  conduct its business in the usual, regular and ordinary course consistent with past practices;

(b)  not mortgage, pledge, sell or dispose of any assets with a value of $3,000 or more in the aggregate, and not waive, release, grant, transfer or permit to lapse any Company rights of value in excess of $5,000 in the aggregate;

(c)  comply in all material respects with all provisions of any Material Contracts to which the Company is a party;

(d)  not take any action that would result in the representation set forth in Section 3.10(k) being untrue;

(e)  not enter into any new or amended contract, agreement, side letter or memorandum of understanding with any unions representing employees of the Company;

(f)  not enter into any agreement or understanding with any other Person outside of the ordinary course of business consistent with past practices involving expenditures in excess of $3,000 in the aggregate or involving terms of duration or commitments in excess of 3 months;

(g)  not enter into any agreement or understanding with any other Person containing any exclusivity, non-competition or similar provisions that would materially restrict the ability of the Company to compete;

(h)  not adopt or propose any change in its organizational documents (including bylaws); and

(i)  not merge or consolidate with any other Person.

Section 5.02  .  Access to Information; Confidentiality.

(a)  After the Closing, Seller will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by either Seller, (ii) in the public domain through no fault of Sellers or their Affiliates or (iii) later lawfully acquired by any Seller from sources other than those related to its prior ownership of the Company.  The obligation of Sellers and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(b)  On and after the Closing Date, Seller will afford, promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent reasonably necessary for Buyer in connection with any audit, investigation, dispute or litigation (other than any dispute or litigation involving either of the Sellers) relating to the Business; provided that any such access by Buyer shall be conducted during normal business hours and shall not unreasonably interfere with the conduct of the business of the Sellers, Buyer shall bear all of the out-of-pocket costs and expenses (including reasonable attorneys’ fees, but excluding reimbursement of Seller for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.03  .  Notices of Certain Events.  From the date hereof, Seller shall promptly notify Buyer of:

(a)  any actions, suits, claims, investigations or proceedings (i) commenced against the Company or (ii) in respect of which the Company has an indemnification obligation and as to which Seller has Knowledge that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12;

(b)  any material agreement or litigation, or consent or order of the FAA or DOT, related to the Company (other than those that apply generally to air carriers or companies in the airline industry); and

(c)  any incidents or accidents occurring on or after the date hereof involving any property owned or operated by the Company that has resulted or would reasonably be expected to result in casualty damages or losses in excess of $20,000.

ARTICLE 6
Covenants of Buyer

Buyer agrees that:

Section 6.01  .  Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all confidential documents and information concerning the Company furnished to Buyer or its Affiliates in connection with the transaction contemplated by this Agreement.

Section 6.02  .   Trademarks; Tradenames.  Buyer shall not permit the Company to use any of the marks or names of Seller that the parties agree shall belong to Seller after closing.

ARTICLE 7
Covenants of Buyer and the Sellers

Buyer and the Sellers agree that:

Section 7.01  .  Best Efforts; Further Assurances.  (a) Subject to the terms and conditions of this Agreement, Buyer and the Sellers will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.  Seller and Buyer shall, and the Sellers shall cause the Company prior to the Closing, and Buyer shall cause the Company after the Closing, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 7.02  .  Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation..

Section 7.03    Operational Agreement.  Both parties agree that within 120 days of closing an operational partnership agreement shall be in place, inclusive of employment agreements for principal officers of the Seller.  Buyer and Seller have to date negotiated most of the terms of the agreement and will use their best faith efforts to complete and ratify said agreement.  In the event of a failure to complete an agreement both buyer and seller will enter into binding arbitration through a neutral third party until such time as an agreement has been made.

ARTICLE 8
Employee Benefits

Section 8.01  .  Employee Benefits.  (a)  Nothing herein shall be construed to require the Company or Buyer to continue after Closing the employment of any Company employee or to otherwise interfere with the Company’s right to terminate any such employees at any time after Closing.

(b)  Following the Closing Date, except to the extent otherwise prohibited by applicable law, each employee of the Company shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for all periods of employment with the Company and its Affiliates and predecessors thereto prior to the Closing Date under any employee benefit plan of Buyer or its Affiliates in which such employee is eligible to participate after the Closing Date, to the extent such credit existed immediately prior to the Closing Date under the corresponding Employee Plan maintained by the Company.

ARTICLE 9
Conditions to Closing

Section 9.01  .  Conditions to Obligations of Buyer and the Sellers.  The obligations of Buyer and the Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a)  no provision of any Law shall prohibit the consummation of the Closing;

(b)  there shall not be in effect any Law enacted, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby of any Governmental Authority that makes illegal or otherwise materially restrains or prohibits the consummation of the transactions contemplated hereby.

Section 9.02  .  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)  the Seller shall have performed or complied with in all material respects all of the covenants and agreements required to be performed by it on or prior to the Closing Date under this Agreement, and the representations and warranties of the Seller set forth in this Agreement shall be true at and as of the Closing Date as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be true as of such date;

(b)  there shall not have occurred any Company Material Adverse Effect after the date hereof which is continuing on the Closing Date;

(c)  Buyer shall have received all documents it may reasonably request relating to the existence of the Seller and the authority of the Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer; and

Section 9.03  .  Conditions to Obligation of the Sellers.  The obligation of the Sellers to consummate the Closing is subject to satisfaction of the following further conditions:

(a)  Buyer shall have performed or complied with in all material respects all of the covenants and agreements required to be performed by it on or prior to the Closing Date under this Agreement, and the representations and warranties of Buyer set forth in this Agreement shall be true at and as of the Closing Date as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be true as of such date); and

(b)  the Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to the Sellers.

ARTICLE 10
Survival; Indemnification

Section 10.01  .  Survival.  Except as specifically set forth below, the representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 10.02  .  Indemnification.  (a)Effective at and after the Closing, Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses and any fines or penalties imposed) actually suffered by Buyer or any of its Affiliates arising out of any misrepresentation or breach of representation or warranty (each such misrepresentation and breach, a “Warranty Breach”) or breach of covenant or agreement made or to be performed by the Sellers pursuant to this Agreement.

(b)  Effective at and after the Closing, Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Seller or any of its Affiliates arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement.

Section 10.03  .  Procedures.  (a) The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely affected the Indemnifying Party.

(b)  The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section, shall be entitled to assume the control of and appoint lead counsel for such defense, in each case at its expense.j

(c)  If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third Party Claim, but only if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or if the settlement imposes injunctive or other equitable relief against the Indemnified Party, and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.  The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim that shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)  Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.  The Indemnified Party shall keep the Indemnifying Party fully informed of the defense of any Third Party Claim conducted by such Indemnified Party.

(e)  Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 10.02.

Section 10.04  .  Knowledge.  Notwithstanding anything in this Agreement to the contrary, the rights of the parties to indemnification based on the representations and warranties set forth in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any such representation or warranty.

ARTICLE 11
Termination

Section 11.01  .  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written agreement of Seller and Buyer;

(b)  by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; or

(c)  by Buyer if (i) Seller shall have filed a petition for relief under the Bankruptcy Code prior to the Closing or (ii) an involuntary petition for relief under the Bankruptcy Code is filed against Seller prior to the Closing by any party other than (x) Buyer or its Affiliates or (y) any Person acting at the direction of or in concert with Buyer or its Affiliates and such petition is not dismissed prior to the Closing;

The party desiring to terminate this Agreement pursuant to clauses of this Section 11.01 shall give notice of such termination to the other party.

Section 11.02  .  Effect of Termination.  If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from either party’s willful (i) failure to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant set forth in this Agreement or (iii) breach of any representation or warranty or agreement contained herein, such failing or breaching party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach.  The provisions of Section 6.01, 12.03, 12.05, 12.06 and 12.07 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12
Miscellaneous

Section 12.01  .  Notices.  All notices and other communications hereunder shall be in writing (including facsimile transmission, with confirmation of receipt) and shall be deemed to have been duly given (i) when delivered personally or by facsimile, (ii) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (iii) three business days after being sent by registered or certified mail, return receipt requested, in each case to the other party at the following addresses (or to such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

if to Buyer to:

HARVARD HOLDINGS INTERNATIONAL, INC.
3455 Peachtree Road, Suite 500
Atlanta, Georgia 30326
FAX +1 (954) 212-7751

if to Seller to:

GRANTECH AVIATION INC
1020 NW 62ND ST
HANGAR 9
FT LAUDERDALE, FLORIDA
FAX + 1 (954) 491-1805

provided that any communication by facsimile shall be confirmed by a copy sent via overnight mail to the physical address of the recipient set forth above.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 12.02  .  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.03  .  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.04  .  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 12.05  .  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Georgia, without regard to the conflicts of law rules of such state.

Section 12.06  .  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District. In any such suit, action or proceeding each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.07  .  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.08  .  .  Counterparts; Effectiveness; Third-Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 12.09  .  Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto), the Confidentiality Agreement and the Related Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.10  .  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

By:
Name:Arnold B. Leonora
Title:Chairman & CEO HARVARD HOLDINGS INTERNATIONAL, INC.

By:
Name:Michael Grant
Title:President GRANTECH AVIATION INC.

Acknowledgement:

STATE OF _________________________

COUNTY OF _______________________

The foregoing instrument was acknowledged before me this _____ day of ____________________, 20____ by _____________________________ [YOUR FULL LEGAL NAME], who is personally known to me or who has produced ________________________________ as identification.

Signature – Notary Public

Name

Intentionally left blank